EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Inyx, Inc. (formerly Doblique, Inc.)

         We consent to incorporation by reference into the registration statement on Form S-8 of Inyx, Inc. pertaining to the issuance of 1,500,000 shares of common stock under the Business Advisory and Financial Consulting Services Agreement, of our report dated May 9, 2003, relating to the balance sheet of Miza Pharmaceuticals (UK) Limited as of December 31, 2002 and the related statements of income, shareholders' equity, and cash flows for the years ended December 31, 2002 and 2001, which report appears in the Form 8-K/A of the Company dated April 28, 2003, as filed June 24, 2003.



         /s/ BERKOVITS, LAGO & COMPANY, LLP



Plantation, Florida
June 24, 2003